UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 FORM 8-K/A AMENDMENT NO.1

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter) Formerly Olympic Weddings International, Inc. (f/k/a)

Nevada	333-128614	98-0434357
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

12222 Merit Drive
Suite 120
Dallas, Texas 75251
(Address of principal executive offices)

(604) 506-8991 (Registrant’s telephone number, including area code)

Olympic Weddings International, Inc.

(Former name or former address, if changed since last report)

Copies to: Richard A. Friedman, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Phone: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed on the Company’s Form 8-K dated May 30, 2007, on May 11, 2007, Olympic Weddings International, Inc. (“Olympic Wedding” or the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with CornerWorld, Inc., a privately held Delaware corporation (“CornerWorld”) and each of the shareholders of CornerWorld (the “CW Shareholders”), pursuant to which the Company agreed to acquire, subject to the satisfaction of the conditions to closing as outlined in the Agreement, all of the outstanding shares of common stock of CornerWorld from the CW Shareholders.

Thereafter, the parties amended the terms of the Agreement pursuant to (i) a Letter Agreement dated June 21, 2007, (ii) by Amendment No. 2 to the Share Exchange Agreement dated July 27, 2007, and (iii) by Amendment No. 3 to the Share Exchange Agreement dated August 8, 2007 (the Agreement and all aforementioned amendments are referred to collectively, as the “Agreement”).

Pursuant to the Agreement, as amended, the parties agreed as follows:

  The non-affiliated shareholders of the Company agreed to sell their shares of the Company’s common stock, which in the aggregate is equal to 11,400,000 million shares, for $750,000. The non-affiliated shareholders placed 8,400,000 shares into escrow pending the closing pursuant to an escrow agreement entered into on May 11, 2007 with Continental Stock Transfer and Trust Company (the “Escrow Agreement”) as escrow agent and placed 3,000,000 shares into a brokerage account for sale.
  The parties agreed that up to 3,000,000 shares will be sold and the proceeds will be used to fund the purchase price of $750,000 for all 11,400,000 shares. Any shares that remain in the brokerage account upon achieving $750,000 in proceeds will be returned to the Company for cancellation.
  Upon closing of this transaction, the 8,400,000 shares placed into escrow shall be released to the CW Shareholders. The CW Shareholders have agreed to placement of a restrictive legend on certificates representing 1,104,000 of such shares for a period of six (6) months following such closing and limit the sale of such shares for the one (1) year period following such six-month period such no more than twenty- five percent (25%) of such shares are sold during any three-month period of time.

Additionally, a second Letter Agreement was entered into by and among the Company, CornerWorld Inc. and the officers and directors of the Company, namely Messrs. Brent Sheppard, Brian Pierson and Patrick Wallace, dated August 10, 2007, whereby the aforementioned officers and directors agreed to provide CornerWorld with consulting services during the transition period of two (2) months from the date of closing of the Share Exchange Agreement, in exchange for the Company granting to such officers and directors 320,000 stock options, priced at $1.40 per share. The officers and directors also agreed to sell 62.7 million restricted shares of common stock to CornerWorld for a nominal total price of $10.00.

On August 10, 2007 the conditions to closing as outlined in the Agreement, as amended, were satisfied, and a closing of the transaction took place (the “Closing”). Pursuant to the Form 8-K rules, the Company intends to file a current report disclosing the Closing of the Agreement by August 16, 2007. In connection with the Closing of the Agreement, the Company’s business address has changed to 12222 Merit Drive, Suite 120, Dallas, Texas 75251.

CornerWorld Corporation (OTCBB: CWRL), provides an interactive Web-based platform for both amateur and professional creators of original content, their fans, friends and families, to connect with one another in an intuitive, secure and grassroots environment. Building from the success of its predecessor, Cornerband, CornerWorld takes social networking to the next level: allowing all users to stream live video feeds, share pictures, files, music, video, opinion; send and receive emails, live chat, and create interactive classified ads and invitations. What’s more, CornerWorld offers free "business manager" services for anyone with sellable content. From comedians to candidates, musicians, models and movie-makers, CornerWorld is committed to celebrating individuality and fostering creation. CornerWorld is currently free to join in four levels of membership: amateurs, rated amateurs, instant professionals and professionals. The Company earns revenues through online advertising in addition to sharing revenue generated by the sale of member-created content and intends to continue developing additional features that will generate incremental revenue as "premium" offerings on a pay-per-use basis. For more information and to join, visit http://www.CornerWorld.com.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(a)	Financial statements of businesses acquired
Not applicable.
(b)	Pro forma financial information
Not applicable.
(c)	Shell company transactions
Not applicable.
(d)	Exhibits
Exhibit
Number	Description

10.1	Share Exchange Agreement dated May 11, 2007 by and among CornerWorld, Inc. and each of the shareholders of CornerWorld, Inc. and CornerWorld Corporation. *

10.2	Letter Agreement dated June 21, 2007 by and among CornerWorld, Inc. and each of the shareholders of CornerWorld, Inc. and CornerWorld Corporation.

10.3	Amendment No. 2 to the Share Exchange Agreement dated July 27, 2007 by and among CornerWorld, Inc. and each of the shareholders of CornerWorld, Inc. and CornerWorld Corporation.

10.4	Amendment No. 3 to the Share Exchange Agreement dated August 8, 2007 by and among CornerWorld, Inc. and each of the shareholders of CornerWorld, Inc. and CornerWorld Corporation.

10.5	Amended and Re-Stated Letter Agreement dated August 10, 2007 by and among CornerWorld, Inc. and each of the shareholders of CornerWorld, Inc. and CornerWorld Corporation.

* Incorporated by reference to the Exhibits filed with the Registrants Form 8-K on May 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERWORLD CORPORATION

Date: August 14, 2007	By: /s/ Brent Sheppard

Brent Sheppard, President/CEO, principal executive
officer